EXHIBIT 99-1


FOR IMMEDIATE RELEASE:

California Amplifier Reports Fiscal 2004 Second Quarter Results

             * Sales increase 30% from preceding quarter

      * Company returns to profitability in fiscal second quarter

CAMARILLO, California, October 2, 2003 --- California Amplifier, Inc. (Nasdaq: CAMP) today reported results for its second quarter ended August 31, 2003.

Sales for the second quarter of fiscal 2004 were $24.2 million, compared to $18.6 million for the first quarter of fiscal year 2004 and $27.5 million or the second quarter of the prior year. Net income for the second quarter was $390,000, or $0.03 per diluted share, compared to a net loss of $1.1 million, or ($0.07) per diluted share in the previous quarter, and net income of $1.8 million, or $0.12 per diluted share, in the second quarter of last year.

For the six months ended August 31, 2003 sales were $42.8 million, compared to $50.0 million in the prior year. The net loss during the first six months of fiscal year 2004 was $712,000, or ($0.05) per diluted share, compared to net income of $3.3 million, or $0.22 per diluted share, in the first six months of fiscal year 2003.

Fred Sturm, President and Chief Executive Officer commented, "Our Satellite Products business has experienced a dramatic improvement in recent months. Market activity with our key customers has increased substantially, driven primarily by their promotional programs and seasonal demand entering the holiday season. In order to satisfy our customers' higher volume requirements, we are rapidly ramping up our production capability, thereby reversing the contraction which occurred in the first quarter. However, we are incurring additional costs as a result of this ramp-up, principally due to the expedited procurement of materials."

Mr. Sturm continued, "In our Wireless Access business the development of Ecco[TM], our PCS repeater product, is progressing well. A small number of pre-production units have already been supplied to a major wireless service provider for testing and evaluation purposes. We are also in discussion with other prospective customers who have expressed interest in the potential of our economical, integrated repeater design to improve in-building wireless coverage and increase subscriber satisfaction."

Mr. Sturm also noted, "Based on our current visibility, we estimate third quarter sales in the range of $30 to $36 million and earnings in the range of $0.07 to $0.12 per diluted share. The range of expectations reflects the fact that results for the third quarter will depend to a large degree on the Company's ability to economically procure materials in sufficient quantities to fulfill existing orders."


About California Amplifier, Inc.
California Amplifier designs, manufactures and markets a broad line of integrated microwave equipment used primarily in conjunction with satellite television and terrestrial wireless broadband and video applications. The Company's Satellite business unit designs and markets outdoor reception equipment for the U.S. Direct Broadcast Satellite (DBS) television market as well as a broad line of consumer and commercial satellite products for video and data reception. The Wireless Access business unit designs and markets integrated reception and two-way transmission fixed wireless equipment for broadband data and video applications. California Amplifier is an ISO 9001 certified company. For additional information, visit California Amplifier's web site at www.calamp.com.

Statements in this release about the Company's future financial performance, customer relationships, initiatives to develop innovative wireless solutions, and the market potential of new products are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Words such as "may", "will", "expects", "intends", "plans", "believes", "seeks", "could", "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Factors that could impact California Amplifier's future results include changes in product demand and market growth rates, the effect of competition, pricing pressures, supplier constraints, manufacturing yields, market acceptance of new products and the viability and market acceptance of new technologies. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about California Amplifier's risks is available in the Company's annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.



For more information, contact:
       Crocker Coulson                    Rick Vitelle
       Partner                            Chief Financial Officer
       CCG Investor Relations             California Amplifier, Inc.
       (818) 789-0100                     (805) 987-9000
       crocker.coulson@coffincg.com


                              [TABLES FOLLOW]

CALIFORNIA AMPLIFIER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

                                 Three Months Ended        Six Months Ended
                                      August 31,              August 31,
                                 -------------------     -------------------
                                   2003        2002        2003        2002
                                 -------     -------     -------     -------
Sales                            $24,197     $27,526     $42,763     $50,008
Cost of goods sold                20,997      21,171      38,257      37,809
                                 -------     -------     -------     -------
Gross profit                       3,200       6,355       4,506      12,199
                                 -------     -------     -------     -------
Operating expenses:
  Research and development         1,236       1,723       2,598       3,424
  Selling                            549         744       1,043       1,474
  General and administrative         869       1,052       1,713       2,102
                                 -------     -------     -------     -------
Total operating expenses           2,654       3,519       5,354       7,000
                                 -------     -------     -------     -------
Operating income (loss)              546       2,836        (848)      5,199

Non-operating expense, net          (129)        (79)       (182)        (80)
                                 -------     -------     -------     -------
Income (loss) before
 income taxes                        417       2,757      (1,030)      5,119

Income tax benefit (provision)       (27)       (939)        318      (1,835)
                                 -------     -------     -------     -------

Net income (loss)                $   390     $ 1,818     $  (712)    $ 3,284
                                 =======     =======     =======     =======


Net income (loss) per share:
  Basic                          $  0.03     $  0.12     $ (0.05)    $  0.23
  Diluted                        $  0.03     $  0.12     $ (0.05)    $  0.22

Shares used in per share
 calculations:
   Basic                          14,747      14,720      14,746      14,547
   Diluted                        14,916      14,914      14,746      14,835

BUSINESS UNIT SALES INFORMATION:
                                 Three Months Ended        Six Months Ended
                                      August 31,               August 31,
                                 -------------------     -------------------
                                   2003        2002        2003        2002
                                 -------     -------     -------     -------
Satellite Products               $22,022     $24,640     $38,643     $44,114
Wireless Access Products           2,175       2,886       4,120       5,894
                                 -------     -------     -------     -------
Total                            $24,197     $27,526     $42,763     $50,008
                                 =======     =======     =======     =======

CALIFORNIA AMPLIFIER, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                   August 31,    February 28,
                                                      2003           2003
                                                    --------       --------
                                                   (unaudited)
                    Assets
Current assets:
  Cash and cash equivalents                         $ 23,080        $ 21,947
  Accounts receivable, net                            12,884          16,053
  Inventories                                         11,700          12,862
  Deferred income tax assets                           2,846           1,130
  Prepaid expenses and other current assets            1,387           1,100
                                                    --------        --------
     Total current assets                             51,897          53,092

Property and equipment, at cost, net of
 accumulated depreciation and amortization             7,550           9,322
Deferred income tax assets, less current portion       3,973           5,400
Goodwill                                              20,938          20,938
Other assets                                             980             845
                                                    --------        --------
                                                    $ 85,338        $ 89,597
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $  3,438        $  3,005
  Accounts payable                                    11,105          11,553
  Accrued payroll and employee benefits                  823           1,649
  Other accrued liabilities                            1,238           2,198
                                                    --------        --------
     Total current liabilities                        16,604          18,405
                                                    --------        --------
Long-term debt, less current portion                  10,835          12,569
                                                    --------        --------
Commitments and contingencies

Stockholders' equity:
  Common stock                                           147             147
  Additional paid-in capital                          43,453          43,441
  Retained earnings                                   15,124          15,836
  Accumulated other comprehensive loss                  (825)           (801)
                                                    --------        --------
     Total stockholders' equity                       57,899          58,623
                                                    --------        --------
                                                    $ 85,338        $ 89,597
                                                    ========        ========


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